EXHIBIT 99.1

EXCERPTS FROM OFFERING MEMORANDUM, DATED JANUARY 5, 2017

As used in these excerpts, references to “Centrus,” the “Company,” “us,” “our,” or “we” include Centrus Energy Corp. and its wholly owned subsidiaries as well as the predecessor to Centrus unless the context otherwise indicates. As used in these excerpts, the term “Offering Memorandum” refers to the private confidential Offering Memorandum relating to the Company’s offer to exchange any and all of its outstanding 8.0% Payment-in-kind Toggle Notes due 2019/2024 (the “Outstanding Notes”) for New 8.25% Notes due 2027 (the “New Notes”), 7.5% Cumulative Redeemable Series B Preferred Stock (the “Preferred Stock”) and cash and related consent solicitation, dated as of January 5, 2017 (the “Exchange Offer and Consent Solicitation” or the “Exchange”). As used in these excerpts, the term “Early Tender Date” means 5:00 p.m., New York City time, on January 19, 2017, subject to our right to extend that time and date in our absolute discretion, in which case the Early Tender Date means the latest time and date on which a holder may tender their Outstanding Notes. The term “Code” means the U.S. Internal Revenue Code of 1986, as amended. You should not assume that the information set forth below is accurate as of any date other than January 5, 2017.
Risks Related to Our Business
Our success depends on our ability to adapt to a rapidly changing competitive environment in the nuclear industry.
The nuclear industry in general, and the nuclear fuel industry in particular, is in a period of significant change, which could significantly transform the competitive landscape Centrus faces. The nuclear fuel cycle industry remains oversupplied, creating downward pressures on commodity pricing, with uncertainty regarding the timing of industry expansion globally.  Changes in the competitive landscape may adversely affect pricing trends, change customer spending patterns, or create uncertainty. To address these changes, we may seek to adjust our cost structure and operations and evaluate opportunities to grow our business organically or through acquisitions and other strategic transactions. We are actively considering, and expect to consider from time to time in the future, potential strategic transactions, which could involve, without limitation, acquisitions and/or dispositions of businesses or assets, joint ventures or investments in businesses, products or technologies.  In connection with any such transaction, we may seek additional debt or equity financing, contribute or dispose of assets, assume additional indebtedness, or partner with other parties to consummate a transaction. Any such transaction may not result in the intended benefits and could involve significant commitments of financial and other resources of the company. If the actions we take in response to industry changes are not successful, our business, results of operations and financial condition may be adversely affected.
The Company has material unfunded defined benefit pension plan obligations and postretirement health and life benefit obligations. These liabilities are anticipated to require material contributions in future periods, which may divert funds from other uses and could adversely impact the Company’s liquidity and prospects.
Centrus and its subsidiary, United States Enrichment Corporation (“Enrichment Corp.”), maintain qualified defined benefit pension plans that are guaranteed by the Pension Benefit Guaranty Corporation (“PBGC”), a wholly owned U.S. government corporation that was created by the Employee Retirement Income Security Act (“ERISA”). Centrus also maintains non-qualified defined benefit pension plans for certain executive officers. In addition, Enrichment Corp. maintains postretirement health and life benefit plans. These plans are anticipated to require material cash contributions in the future, which may divert funds from other uses and could adversely impact the Company’s liquidity depending on the timing of any required contributions or payments in relation to the Company’s sources of cash and other payment obligations. See also the Risk Factor, “Levels of returns on pension and postretirement benefit plan assets, changes in interest rates and other factors affecting the amounts to be contributed to fund future pension and postretirement benefit liabilities could adversely affect earnings and cash flows in future periods” in our Form 10-K for the year ended December 31, 2015.

In addition, we have been engaged in discussions with the PBGC regarding the status of the qualified pension plans, including with respect to potential liability under ERISA Section 4062(e) related to the Company ceasing enrichment operations and returning the Portsmouth and Paducah Gaseous Diffusion Plant (“GDP”) facilities to DOE. In the event the PBGC were to determine there are funding obligations under Section 4062(e), the Company believes that any such liability would be fully satisfied under the provisions of the Consolidated and Further Continuing Appropriations Act, 2015 (the “CFCAA”), which made major changes to ERISA Section 4062(e). The PBGC, however, has other authorities under ERISA that it may consider to address the Portsmouth and Paducah transitions or otherwise in connection with the Company’s qualified defined benefit pension plans. These authorities include, but are not limited to, initiating involuntary termination of underfunded plans and seeking liens or additional funding.
In 2014, prior to enactment of the CFCAA, the PBGC informed the Company that the PBGC had retained an outside financial advisor to advise the PBGC on the Company’s business and the need for and advisability of any actions that may be taken by the PBGC. The Company has had discussions with PBGC and its financial advisor and has engaged a financial advisor on this matter. The PBGC has indicated it would like to discuss the potential for the Company to make contributions to the pension in advance of statutory funding requirements as amended by the Highway and Transportation Funding Act of 2014. In certain limited circumstances, the PBGC has authorities that could permit it to initiate involuntary termination actions or seek to enjoin certain transactions or seek liens or additional funding related to such plans. In light of current demands on our liquidity, including the Exchange Offer, and depending on the timing and amount of any obligations that may arise from such PBGC actions, we might not have the cash needed to address such actions, which could have an adverse effect on our liquidity and prospects. Further, should the PBGC seek to enjoin the Exchange Offer, the Exchange Offer could be delayed or cancelled.
In addition, the PBGC could take the position that our decision to further demobilize the American Centrifuge Project, either alone or taken together with the transition of the Portsmouth GDP and Paducah GDP, could create additional potential liabilities under ERISA Section 4062(e) or other provisions under ERISA with respect to either the Enrichment Corp. or the Centrus pension plans.
Our ability to utilize our net operating loss carryforwards to offset future taxable income may be limited.
We have federal net operating losses, or NOLs, of $324.7 million that currently expire through 2035. In addition, we had an unrealized built-in loss as of the date of the Exchange. Our ability to fully utilize our existing NOLs could be limited or eliminated in the event (i) we undergo an “ownership change” as described under Section 382 of the Code, (ii) we do not reach profitability or are only marginally profitable, or (iii) there are changes in federal laws and regulations. Furthermore, no built-in loss deductions would be recognized during the five-year period following an ownership change. An “ownership change” is generally defined as greater than a 50% change in equity ownership by value over a rolling three-year period. The issuance of Preferred Stock in this offering will count towards our cumulative change in our equity ownership value for purposes of calculating whether we have experienced an “ownership change,” which requires us to consider the potential value attributable to the Preferred Stock.” When combined with other past or future ownership changes, some of which may be beyond our control, this cumulative change in our equity ownership as well as differences and fluctuations in the value of our equity securities may adversely affect our ability to utilize our NOLs and could reduce our flexibility to raise capital in future equity financings or other transactions, or we may determine to pursue transactions even if they would result in an ownership change and impair our ability to use our NOLs. In addition, the Section 382 Rights Agreement we have adopted with respect to our common stock and the transfer restrictions in the Preferred Stock contain limitations on transferability intended to prevent the possibility of experiencing an “ownership change,” but we cannot assure you that these measures will be effective or we may determine to pursue transactions even if they would result in an ownership change and impair our ability to use our NOLs. In addition, any changes to tax rules and regulations or the interpretation of tax rules and regulations could negatively impact our ability to recognize any potential benefits from our NOLs.

Capitalization and Indebtedness

The following table shows Centrus’ consolidated capitalization as of September 30, 2016 and as adjusted to reflect the consummation of the Exchange Offer and Consent Solicitation, assuming that all of the Outstanding Notes are exchanged for New Notes and Preferred Stock prior to the Early Tender Date. This table is qualified in its entirety by, and should be considered in conjunction with, the more detailed information incorporated by reference or provided in this Offering Memorandum.

	As of September 30, 2016
(in millions)	Actual	As Adjusted(a)

Cash and cash equivalents	$170.8	$127.4

Long-term debt:
Outstanding Notes	$234.1	$—
New Notes offered hereby(b)	—	155.1
Stockholders’ deficit:
New Preferred Stock offered hereby(c)	—	3.8
Common stock	60.3	60.3
Accumulated deficit	(288.5)	(257.1)
Accumulated other comprehensive income, net of tax	3.9	3.9
Total stockholders’ deficit	(224.3)	(189.1)
Total capitalization	$9.8	$(34.0)
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(a)
Assumes that all Outstanding Notes will be tendered and exchanged for New Notes and Preferred Stock offered hereby, pursuant to the terms of the Exchange Offer and Consent Solicitation. Values are after the effect of transaction costs including legal fees. For Preferred Stock, transaction costs reduce the carrying amount of stock. All other transaction costs are expensed.

(b)	Represents total future principal and interest payments in accordance with Accounting Standards Codification 470-60, Troubled Debt Restructurings by Debtors. The face amount is $85.0 million.

(c)	Represents estimated fair value less transaction costs. The liquidation value is $120.0 million.